UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)
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FORESTAR

Wildbrooke

AMERICA'S MOST TRUSTED COMPANIES 2022 Newsweek statista

Chapel Creek

2023 Notice of Annual Meeting of Stockholders

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
January 17, 2023

Dear Stockholders of Forestar:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

You are invited to attend the 2023 Annual Meeting of Stockholders of Forestar Group Inc. Our 2023 Annual Meeting will be held at our corporate office located at 2221 E. Lamar Blvd., Arlington, Texas 76006, on Tuesday, January 17, 2023, at 9:00 a.m. Central Time.

PURPOSES OF THE MEETING

At the 2023 Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting.

Our Board's Recommendation
Proposal No. 1:	Election of Directors: To elect the five directors named in our proxy statement.	FOR
Proposal No. 2:	Advisory Vote to Approve Our Executive Compensation: To seek an advisory vote on the approval of executive compensation.	FOR
Proposal No. 3:	Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.	FOR
Proposal No. 4:	Approval of Our ESPP: To approve the 2022 Employee Stock Purchase Plan.	FOR
Proposal No. 5:	Advisory Vote to Approve Say-on-Frequency: To seek an advisory vote on the frequency of future advisory votes on executive compensation.	ONE YEAR

WHO CAN ATTEND AND VOTE

Our Board of Directors has set the close of business on November 21, 2022 as the record date for determining who is a stockholder entitled to receive notices about the 2023 Annual Meeting and to vote at the meeting or any later meeting if the 2023 Annual Meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the 2023 Annual Meeting and to vote at the meeting.

If you need help voting your shares, please call 866-232-3037 (domestic) or 720-358-3640 (international).

DONALD J. TOMNITZ
Executive Chairman
December 6, 2022
Arlington, Texas

Your vote is important. You are invited to attend the meeting in person. If it is determined that a change in the date, time or location of the 2023 Annual Meeting or a change to a virtual meeting format is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.

If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “General Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2023 Annual Meeting to be held on January 17, 2023. The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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Proxy Statement Summary

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about December 6, 2022, we sent stockholders of record at the close of business on November 21, 2022, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”).

Forestar Group Inc. is referred to as “Forestar,” the “Company,” “we,” and “our” in this Proxy Statement.

Key Operating and Financial Highlights

The Forestar team, led by our executive officers, delivered outstanding operating and financial results during fiscal 2022. Our results reflect the strength of our experienced operational teams, differentiated business model, broad geographic footprint and strong customer base.

Consolidated revenues for fiscal 2022 increased to $1.5 billion on 17,691 lots sold, which was an 11% increase in lot deliveries compared to fiscal 2021. Since fiscal 2019, Forestar's consolidated revenues have more than tripled as we have continued to gain market share in the fragmented residential lot development industry. Over this same period, our pre-tax margin expanded 480 basis points, earnings per share increased 354%, book value per share increased 43% and return on equity expanded 1,150 basis points to 16.2%. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Key Performance Highlights

	As of and for the Fiscal Year Ended September 30				% Change
Stock Price and Other Data	2022	2021	2020	2019	2022 vs 2021	2022 vs 2019
Common stock price	$11.19	$18.63	$17.70	$18.28	(40)%	(39)%
Total equity market capitalization (in millions)	$556.8	$923.7	$850.7	$877.4	(40)%	(37)%
Book value per common share	$24.08	$20.47	$18.12	$16.84	18%	43%
Diluted earnings per common share	$3.59	$2.25	$1.26	$0.79	60%	354%

Corporate Governance Highlights

Our governance structure predicated on our Corporate Governance Guidelines ensure robust independent oversight of Management and accountability to stockholders.

Governance Principles	Corporate Governance Practice
Accountability to our Stockholders	✓	Our common stock is our only class of stock, with one vote per share.
	✓	Our stockholders elect directors for one-year terms by a majority vote standard.
	✓	We do not have a “poison pill” or similar anti-takeover provision in place.
Board Independence	✓	Four of our five director nominees are independent.
	✓	We have a separate chairman and chief executive officer and an independent Presiding Director.
	✓	Our independent directors regularly meet in executive sessions.
	✓	All the members of our three standing Board committees—Audit, Compensation and Nominating and Governance—are independent.
Board Diversity	✓	One of our five directors is a woman.
	✓	Director gender and ethnic diversity is supported by our candidate recruitment policy.
Board Policies and Practices	✓	Our Board annually reviews its performance, and the performance of each of its standing committees.
	✓	Our Nominating and Governance Committee oversees risks associated with overall governance and ESG.
	✓	Our Compensation Committee annually evaluates our CEO’s performance.
	✓	Our Board and Audit Committee oversee cybersecurity risk.
Risk Mitigation and Alignment of Interests	✓	We prohibit all employees (including our executives) and directors from all forms of hedging or pledging Company stock.

Executive Compensation Highlights

Our Compensation Committee strives to design a fair and competitive compensation package for executive officers using incentives based on Company performance that emphasize the creation of sustainable long-term stockholder value and that will attract, motivate and retain highly qualified and experienced executives.

Executive Compensation Principles	Executive Compensation Objectives
Business Resilience	✓	Achieve long-term sustainability of our business.
Alignment of Interests	✓	Align our executives' interests with stockholders' interests with the goal of maximizing long-term shareholder value.
Pay-for-Performance	✓	Award compensation that recognizes valuable short- and long-term individual performance as well as the Company's overall performance.
Attract and Retain	✓	Motivate and retain highly qualified and experienced executives.

Proposal No. 1 – Election of Directors

Our Board of Directors currently consists of five directors, all of whom are up for reelection at the 2023 Annual Meeting. All of our directors were elected by our stockholders at the 2022 Annual Meeting, and, if elected at the 2023 Annual Meeting, will serve until the 2024 Annual Meeting and until his or her successor has been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our five directors as director nominees, each of whom is listed under the heading “Director Nominees” on page 6.

After review and consideration by the Board of Directors, as recommended by the Nominating and Governance Committee, the Board nominated the following five nominees for election to our Board of Directors:

✓	Donald J. Tomnitz	✓	G.F. (Rick) Ringler, III
✓	Lisa H. Jamieson	✓	Donald C. Spitzer
✓	Samuel R. Fuller

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Each of our Five Nominees for Director.

Selection of Director Nominees

Mr. Fuller, Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz are standing for election as directors to serve until the 2024 Annual Meeting, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After reviewing their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. Mr. Fuller, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz were designated by D.R. Horton for nomination as directors. Ms. Jamieson was designated as the Non-Stockholder Designee for nomination as a director. For a description of the Stockholder’s Agreement, see the sections “Proposal No. 1 — Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our Corporate Governance Guidelines, which are available on our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section, include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications consider business experience, independence, our business, geographic locations, diversity of backgrounds and skills and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole. We also review the existing time commitments of director candidates to confirm that they do not have any obligations that would conflict with the time commitments of a director of the Company. The Nominating and Governance Committee looks to recruit candidates that can contribute different perspectives to the Board, as the Nominating and Governance Committee recognizes the importance of having diversity of age, gender, race and ethnicity on the Board.

Stockholder’s Agreement

In October 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. (“D.R. Horton”) (the “Merger”) and a controlled company under New York Stock Exchange (“NYSE”) rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time, we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, our Board consists of five directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman) and one individual designated by the Nominating and Governance Committee, as the Non-Stockholder Designee (as defined in the Stockholder's Agreement).

At the time of the Merger, D.R. Horton designated Mr. Fuller, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz as directors. In August 2019, the Company's Nominating and Governance Committee designated, and the Company’s Board of Directors appointed, Ms. Jamieson to serve as the Non-Stockholder Designee director.

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Nominees

Donald J. Tomnitz
Executive Chairman of the Board Age 74 Director since: October 2017 Tenure: •5 years
Principal Occupation and Other Information
Donald J. Tomnitz has served as Executive Chairman of the Board of Forestar since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from 2014 to 2017. From 1998 to 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, an Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A. and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in economics from Westminster College and a Master of Business Administration in finance from Western Illinois University.

Qualifications
Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

Samuel R. Fuller
Director Age 79 Director since: October 2017 Committees: •Audit Committee (Chair) •Compensation Committee •Nominating and Governance Committee Tenure: •5 years
Principal Occupation and Other Information
Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller holds a Bachelor of Arts degree in accounting from the University of Oregon and a Master of Business Administration in finance from the University of Texas at Arlington.

Qualifications
Mr. Fuller is an expert in accounting and financial reporting and has significant knowledge and experience in accounting, finance, and internal control over financial reporting in a public company environment.

Lisa H. Jamieson
Director Age 62 Director since: August 2019 Committees: •Audit Committee •Compensation Committee (Chair) •Nominating and Governance Committee Tenure: •3 years
Principal Occupation and Other Information
Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from 2008 until 2016. From 2016 to 2018, Ms. Jamieson was with the law firm of Pope, Hardwicke, Christie, Kelly & Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and is a Certified Public Accountant (retired status). Ms. Jamieson's practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults and counseling and representing trustees.
Ms. Jamieson is licensed in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is a past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents' estates and guardianships in anticipation of the codification of the Texas Probate Code.

Qualifications
Ms. Jamieson provides knowledge in the accounting field. She also provides senior leadership experience gained through her executive level positions held in several sections of the State Bar and her tenured experience in her law practice. Ms. Jamieson contributes her expertise in the operational management and legal affairs to the Board.

G.F. (Rick) Ringler, III
Director Age 75 Director since: October 2017 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee (Chair) Tenure: •5 years
Principal Occupation and Other Information
G.F. (Rick) Ringler, III has provided real estate and financial consulting to various former customers since his retirement from commercial banking in 2012. From 2006 to his retirement in 2012, he served as Senior Vice President — Commercial and Real Estate Lending for Frost Bank. He previously served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth, where he was the Chief Lending Officer. He also was a Senior Lending Officer at three other bank groups for a total of six over a career in banking that spanned 44 years beginning with Fort Worth National Bank in 1968. Mr. Ringler holds a Bachelor of Business Administration in finance from Texas Christian University.

Qualifications
Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.

Donald C. Spitzer
Director Age 73 Director since: October 2017 Committees: •Audit Committee •Compensation Committee •Nominating and Governance Committee Tenure: •5 years
Principal Occupation and Other Information
Donald C. Spitzer has served as Chief Financial Officer for a family business with a variety of business and investment interests since 2014. Mr. Spitzer is a Certified Public Accountant and has gained significant audit experience working at KPMG, an international public accounting firm, for 39 years. He served as a Partner of KPMG for many years as well as serving on the KPMG Board of Directors from 1997 until 2004. Mr. Spitzer has served as a member of the Board of Directors of AirBorn, Inc., a privately-held manufacturer of electronic components, since 2014, and he serves on the AirBorn Audit and Compensation Committees. Mr. Spitzer holds a Bachelor of Business Administration in accounting from Baylor University.

Qualifications
Mr. Spitzer is an expert in accounting and financial reporting, including internal control over financial reporting.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees based on recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the Corporate Governance Guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. The Corporate Governance Guidelines encourage board membership composed of diverse background skills, substantive pertinent experience and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the NYSE and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as candidates identified through other means, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

Corporate Governance and Board Matters

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separating the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board, affords us the benefits of Mr. Tomnitz’s board leadership experience, and enables Mr. Bartok, our CEO, to focus on managing the day-to-day operations of the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairs of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

ESG Matters. Key ESG matters, including environmental and climate-related risks and human capital risks such as diversity, equity and inclusion and employee health and safety, could have an adverse impact on our company. Our Nominating and Governance Committee oversees these risks via regular presentations on these and other ESG matters by both internal and external personnel with responsibilities and expertise in ESG. The Board also supports and regularly inquires about progress in the Company’s reporting of ESG policies, metrics and related disclosures.

Human Capital Management. The Nominating and Governance Committee oversees a broad range of human capital management topics, including culture, talent, diversity and inclusion. We are committed to building diverse and inclusive teams, producing positive results and improving customer relationships. In fiscal 2022, the Company adopted a Human Rights Policy to set forth the Company's commitment to respect human rights. The Policy states the Company's zero tolerance for racism or discrimination of any kind, including discrimination based on race, color, genetics, religious beliefs, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran status, marital status, citizenship status or any other legally protected characteristic by anyone, including our employees, suppliers, customers or anyone with whom we do business or encounter regularly. The Human Rights Policy is available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section.

Cybersecurity. Our Company is largely reliant on information technology (IT), and potential IT failures and data security breaches could harm our business. IT and cybersecurity risk is managed by the IT Cyber Security Risk Officer and Chief Information Officer (CIO) at D.R. Horton, and our Board oversees this risk via discussions with and presentations to the Board and Audit Committee as part of Internal Audit, the CFO’s or the CIO’s materials, paired with periodic formal presentations by the CIO and IT Cybersecurity Risk Officer. The most recent formal presentation included highlights around the Company’s process to maintain IT security and discussed the mix of preventative and defensive approaches for IT security and procedures in place. The Board also regularly inquires about changes, updates and potential issues in our strategy and execution of IT security risk management. Internal Audit also conducts cybersecurity reviews as part of its audit procedures and presents any findings to the Board. Additionally, we have implemented cybersecurity training for all employees. To our knowledge, the Company has not had a material cybersecurity breach within the last three years. We believe these measures provide adequate risk oversight of information technology and cybersecurity matters that could affect the Company.

Independence. Other than Mr. Tomnitz, our Executive Chairman, all of our current Board members are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee.

On October 6, 2017, D.R. Horton and our Board, including each of the members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, and set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Audit Committee sets the "tone at the top" and assists the Board in its oversight of:
•the integrity of our financial statements;
•compliance with legal and regulatory requirements;
•implementation of new accounting standards;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require to be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Fuller, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The current members of the Audit Committee are Mr. Fuller (Chair), Ms. Jamieson, Mr. Ringler and Mr. Spitzer. The Audit Committee met four times in fiscal 2022.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for the following:
•determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;
•determining and recommending to the Board the compensation of the other executive officers;
•establishing the compensation philosophies, goals and objectives for executive officers;
•monitoring incentive and equity-based compensation plans;
•administering equity-based plans;
•preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and
•overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, including the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is also required. The Compensation Committee did not engage a compensation consultant in fiscal 2022.

The members of the Compensation Committee are Ms. Jamieson (Chair), Mr. Fuller, Mr. Ringler and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met six times in fiscal 2022.

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for the following:
•reviewing the structure of the Board, at least annually, to ensure that the proper skills and experience are represented on the Board;
•recommending nominees to serve on the Board;
•reviewing corporate governance issues;
•reviewing performance and qualifications of Board members before they stand for reelection;
•reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and
•acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Mr. Ringler (Chair), Mr. Fuller, Ms. Jamieson and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met five times in fiscal 2022.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except for the following:
•matters related to the composition of the Board;
•changes in our bylaws; and
•certain other significant corporate matters.

The current members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Ringler. The Executive Committee did not meet in fiscal 2022.

Director Independence

Our Board has adopted Corporate Governance Guidelines that set forth our director independence standards, which are discussed below. Our Corporate Governance Guidelines are posted at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. In accordance with our Corporate Governance Guidelines and NYSE rules, the majority of our directors are independent.

Mr. Fuller, Ms. Jamieson, Mr. Ringler, and Mr. Spitzer satisfy our director independence standards. Mr. Tomnitz does not meet our independence standards because he is an executive officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:
•The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.
•To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during fiscal 2022.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 15 times in fiscal 2022. Each director attended virtually, in person or by conference call at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only non-management directors present. At least once each year, the Board will have an executive session with only independent non-management directors present. Executive sessions were held at two of the Board meetings in fiscal 2022. The Chair of the Nominating and Governance Committee serves as Presiding Director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our Corporate Governance Guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also, under our Corporate Governance Guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2022 Annual Meeting of Stockholders either virtually, by teleconference or in person.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board. In November 2020 and later affirmed in October 2021 and 2022, the remaining non-employee directors determined that it was in the best interest of the Company and the stockholders that Mr. Fuller, although age 79, continue to serve as a director of the Company. Mr. Fuller was nominated by the Nominating and Governance Committee as a director of the Company to be included in this Proxy Statement for election at the 2023 Annual Meeting.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO and CFO are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chair of the Nominating and Governance Committee, who also serves as our Presiding Director, with a copy to our Corporate Secretary to the following:

Rick Ringler, Nominating and Governance Committee Chair
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Copy to:
Corporate Secretary
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Board Communications

Director Compensation

Our director compensation program is designed to compensate our directors for the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders and to assist in recruiting high-caliber directors.

Director Fee Schedule

The director fee schedule is as follows:

Retainer Fee	$12,500 per quarter, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In addition to the above cash-based fees, in March 2022, each non-employee director received a grant of 2,731 restricted stock units which vests ratably over three years. Further, directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Each non-employee director is also eligible to participate in the Company's broad-based health care plan. No director elected to participate in the plan in fiscal 2022.

Mr. Tomnitz does not receive any additional fees or other compensation for his service on our Board other than his compensation as Executive Chairman.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors, agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2022 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2022 as calculated in accordance with SEC rules.

Name(1)	Fees Paid in Cash(2)	Stock Awards(3)	Total
Samuel R. Fuller	$67,500	$48,503	$116,003
Lisa H. Jamieson	$65,000	$48,503	$113,503
G.F. (Rick) Ringler, III	$67,500	$48,503	$116,003
Donald C. Spitzer	$67,500	$48,503	$116,003
_________________
(1)The Company pays director fees only to non-employee directors.
(2)Amounts represent director fees paid in cash during fiscal 2022.
(3)Amount represents the grant date fair value of $17.76 per unit for the 2,731 restricted stock units granted to each non-employee director on March 31, 2022. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for this award over the three-year vesting period.

As of September 30, 2022, each non-employee director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Samuel R. Fuller	9,089
Lisa H. Jamieson	9,089
G.F. (Rick) Ringler, III	9,089
Donald C. Spitzer	9,089

Proposal No. 2 – Advisory Vote on the Approval of Executive Compensation

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2023 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2023 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. We have included an advisory resolution in this Proxy Statement to obtain our stockholders’ input on whether to have an advisory vote on executive compensation every one year, every two years or every three years in the future (see "Proposal No. Five - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation" on page 42). Unless we change our policy, including following the consideration of the outcome of the advisory vote on Proposal No. Five, our next advisory vote on executive compensation following the 2023 Annual Meeting will be held at the 2024 Annual Meeting.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2023 Annual Meeting:

RESOLVED, that the stockholders of Forestar Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

Executive Officers

Our Executive Officers are:

Donald J. Tomnitz	Daniel C. Bartok	James D. Allen	Mark S. Walker
Executive Chairman	Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Operating Officer

Non-Director Executive Officers

Daniel C. Bartok
Chief Executive Officer Age 66
Daniel C. Bartok, is Chief Executive Officer of Forestar, a position he has held since December 2017. Prior to joining Forestar, he served as Executive Vice President of Wells Fargo Bank as head of its Owned Real Estate Group from 2008 to 2017. Prior to joining Wells Fargo, he was President of Clarion Realty, Inc., a real estate development company operating across multiple states, with an emphasis on residential land development and homebuilding. Mr. Bartok began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Bartok holds a Bachelor of Science degree in accounting from the University of Illinois.

James D. Allen
Chief Financial Officer Age 63
James D. Allen, is Executive Vice President and Chief Financial Officer of Forestar, positions he has held since March 2020. Prior to joining Forestar, he served as a Senior Operating Partner at Palm Beach Capital, a private equity investment firm, from 2019 to March 2020. He served as CFO of Hollander Sleep Products, a supplier of bedding products, from 2015 to 2018. He has also held a variety of executive roles at both private and public companies, including Operating Vice President and Group CFO of Sun Capital Partners from 2003 to 2014, Chief Administrative Officer of Mattress Firm Inc. and a variety of C-suite roles at Tandycrafts Inc. Mr. Allen began his career at PricewaterhouseCoopers LLP. Since February 2016, Mr. Allen has served on the Board of Directors for Flexshopper, Inc. (Nasdaq:FPAY), including serving on their Audit and Compensation Committees. Mr. Allen holds a Bachelor of Business Administration degree in accounting and management from Evangel University.

Mark S. Walker
Chief Operating Officer Age 46
Mark S. Walker, is Executive Vice President and Chief Operating Officer of Forestar, positions he has held since October 1, 2022. Mr. Walker has more than 20 years of experience in residential real estate. Mr. Walker joined Forestar in 2019 as Region President of the Company’s East region. Since 2019, his responsibilities have expanded to include leading Forestar’s Mid-Atlantic, North and Texas regions. Prior to joining Forestar, Mr. Walker worked for D.R. Horton from 2012 to 2019 as a Vice President in land acquisition and development. Mr. Walker holds a Bachelor of Business Administration degree in general business from the University of Georgia.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the compensation elements for our named executive officers ("NEOs"). Our NEOs for fiscal 2022 are:
•Donald J. Tomnitz, Executive Chairman;
•Daniel C. Bartok, Chief Executive Officer; and
•James D. Allen, Chief Financial Officer.
Mr. Mark S. Walker became an executive officer on October 1, 2022.

We are a national, well-capitalized residential lot development company focused primarily on selling finished single-family residential lots to homebuilders. We are investing in land acquisition and development to expand our residential lot development business across a geographically diversified national platform while consolidating market share in the fragmented U.S. lot development industry. We are primarily investing in short-duration, phased development projects. This strategy is a unique, lower-risk business model that we expect will produce more consistent returns than other public and private land developers.

We have expanded and diversified our lot development operations across 53 markets in 21 states by investing available capital into our existing markets and by entering new markets. We believe our geographically diverse operations provide a strong platform for us to consolidate market share in the highly fragmented lot development industry. We also believe our geographic diversification lowers our operational risks and enhances our earnings potential by mitigating the effects of local and regional economic cycles.

Our real estate origins date back to the 1954 incorporation of Lumbermen’s Investment Corporation, which became a wholly-owned subsidiary of the predecessor to Temple-Inland Inc. ("Temple-Inland") in 1971. We changed our name to Forestar Real Estate Group Inc. after Temple-Inland began reporting us as a separate business segment in 2006, and in 2007, Temple-Inland completed a tax-free distribution of our shares to its stockholders, making us an independent publicly-traded company. In 2008, we changed our name from Forestar Real Estate Group Inc. to Forestar Group Inc. We became a majority-owned subsidiary of D.R. Horton, Inc. ("D.R. Horton") in October 2017 by virtue of a merger with a wholly-owned subsidiary of D.R. Horton. Immediately following the merger, D.R. Horton owned 75% of our outstanding common stock, and as of September 30, 2022, owned approximately 63% of our outstanding common stock.

We have grown significantly since the merger in October 2017. Our Compensation Committee strives to provide a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company, with an overall emphasis on maximizing long-term stockholder value. The following discussion provides information regarding our compensation objectives and the relationship between the performance of the executive and the Company.

Alignment of Pay with Performance

The Board places significant emphasis on the Company's long-term success and driving long-term value for our shareholders. Our executive compensation intends to attract, motivate and retain individuals with the necessary experience and expertise to make business decisions that will create long-term shareholder value, without taking excessive risk.

In compensating executive officers for their performance, the Compensation Committee takes a discretionary approach when evaluating executive officer performance. The Compensation Committee considers several different Company-level metrics including, but not limited to financial performance, ensuring our operating platform appropriately supports the business and maintaining a balance sheets that provides operational flexibility. Each NEO's performance, position, tenure, experience, expertise, leadership and management capabilities are considered in addition to the Company-level metrics discussed above.

As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more performance-based compensation programs and criteria designed to more closely align incentive compensation to the achievement of performance-based outcomes.

Several key financial and operational highlights that illustrate our strong performance in fiscal 2022 are provided below. All comparisons are made between fiscal 2021 and fiscal 2022.

FINANCIAL HIGHLIGHTS
Record revenue and earnings	•Revenue increased 15% to $1.5 billion, and net income attributable to Forestar increased 62% to $178.8 million.
Expanding pre-tax profit margins
•Pre-tax income increased 61% to $235.8 million, while pre-tax profit margin improved 440 basis points to 15.5%.
•Excluding an $18.1 million charge related to the early redemption of the Company's 8.00% senior notes due 2024 in fiscal 2021, pre-tax income increased 43% and pre-tax profit margin improved 310 basis points.

Increased financial flexibility
•Generated $108.7 million in cash flow from operating activities.
•Total liquidity increased 23% to $621.5 million, including $264.8 million in cash and cash equivalents and $356.7 million of availability on the revolving credit facility after the reduction for outstanding letters of credit.
•Amended the revolving credit facility, extending the maturity date to October 2026.

Value Creation
•Return on equity improved 450 basis points to 16.2%. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.
•Book value per diluted share increased 18% to $24.08.

OPERATIONAL HIGHLIGHTS
Strong execution	•Delivered 17,691 residential lots, an increase of 11%.
Attractive lot position
•Owned and controlled 90,100 lots across a geographically diverse footprint at September 30, 2022.
•As land prices continued to increase across most of the Company’s footprint during the year, new land investment was reduced by 59% and the Company primarily focused on the phased development of land already owned.
•The majority of the Company’s owned lot position was put under contract prior to 2021, before land prices increased.

Diversifying customer base	•Continued to diversify and expand customer base — 84% of lots sold in fiscal 2022 were purchased by D.R. Horton, down from 93% in fiscal 2021.
Trusted Developer
•The Company was the only residential community developer included in Newsweek’s inaugural list of America’s Most Trusted Companies 2022. This prestigious recognition was presented by Newsweek, which partnered with Statista Inc., the world-leading statistics portal and industry ranking provider.

Advisory Vote

At our 2022 Annual Meeting of Stockholders, approximately 99% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result and made no changes to our compensation program as a result of our stockholders’ support of our existing executive compensation program. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2017 Annual Meeting of Stockholders, our stockholders voted in favor of an annual frequency of an advisory vote on executive compensation. Our Board of Directors has currently determined that advisory votes on executive compensation should continue to be held annually, and we are seeking an advisory vote to confirm this practice (see "Proposal No. Five - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation" on page 42).

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate our executives to maximize company and individual performance as we grow the volume and profitability of our residential lot development business. We are guided by the following principles in determining the form and amount of executive compensation:
•Compensation should align with the performance of the Company and performance of the individual. A portion of total compensation is discretionary in nature yet evaluated based on our financial and operating performance, as well as individual performance of the executive. Bonuses are paid semi-annually based on the achievement of company objectives and the assessment of individual performance. Also, restricted stock awards generate additional value for executives as our stock price increases.
•Compensation should align executives’ and stockholders’ interests. Our discretionary bonuses are designed to incentivize and reward performance as we grow the volume and profitability of our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on growth and long-term performance.
•Compensation should be competitive. Our total compensation, including our base salaries, discretionary bonuses and long-term equity awards, should be competitive with our public and private peers to enable us to attract and retain key executives.
•Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, discretionary cash bonuses, health and welfare benefits and company matching contributions under our 401(k) plan. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our compensation program are as follows:
•Salaries;
•Discretionary incentive cash bonuses;
•Long-term incentive equity awards, with restricted stock units as the primary equity incentive;
•401(k) retirement plan contributions; and
•Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether, in our Compensation Committee’s judgment, it is competitive within our industry. Our Compensation Committee maintains a balance among the elements of compensation that aligns a portion of compensation to performance. Our Compensation Committee reviews tally sheets that show all elements of compensation on an aggregate basis and the history of compensation over a three-year period. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to an NEO.

Element	Performance Measure	Measurement / Vesting Period
Base Salary	Continued service subject to annual evaluation	Evaluated each year
Discretionary incentive cash bonus:
Cash	Company and individual performance	6 months to 1 year
Long-term equity incentives:
Restricted stock units	Continued service	3 to 5 years
401(k) retirement benefits	401(k) contribution is dependent on the percentage elected by NEO and allowable under regulatory limits	None
Health and welfare benefits	None	None

2022 TOTAL COMPENSATION

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment. In reviewing the salaries of executives, the Compensation Committee reviews publicly-available data from our peer group companies (see "Competitive Pay Analysis and Peer Group" on page 25). Base salaries provide our NEOs a foundation of fixed income, encourage retention and recognize effective leadership. Each of the NEO’s base salaries was increased by $50,000 in fiscal 2022 to align their salaries with the salaries of similar executives of similar publicly-traded companies, including members of our peer group and other public companies within a range of our market capitalization and industrial classification code, and to recognize each executive’s performance in their role. Base salaries of our NEOs for fiscal 2023 remain unchanged from fiscal 2022.

The base salaries for fiscal years 2022 and 2023 of our NEOs are set forth in the following table.

Base Salaries of our NEOs	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary
Donald J. Tomnitz, Executive Chairman	$400,000	$400,000
Daniel C. Bartok, Chief Executive Officer	$400,000	$400,000
James D. Allen, Chief Financial Officer	$350,000	$350,000

Annual Discretionary Incentive Bonuses

Fiscal 2022:

The Compensation Committee and the Board, as applicable, determined incentive bonuses for fiscal 2022 in their discretion for our NEOs. The Committee's discretionary approach is intended to reward performance and align executives' interest with those of our stockholders by focusing our executives on critical short-term financial and operational objectives which also support our long-term financial goals. The Compensation Committee and Board considered the following items, along with other relevant information, when determining the amount of discretionary incentive bonuses for fiscal 2022:

•Increase in net income;
•Improvement of financial returns;
•Management of inventory;
•Increase in the number of lots delivered;
•Disciplined land acquisition;
•Controlling selling, general and administrative costs;
•Maintaining a strong balance sheet that provides operational flexibility; and
•Maintaining strong financial internal controls, financial reporting systems and financial compliance.

During fiscal 2022, after considering these factors, the Compensation Committee and the Board of Directors, as applicable, approved discretionary cash bonuses for the NEOs on a semi-annual basis.

For the first semi-annual period ended March 31, 2022, Mr. Tomnitz and Mr. Bartok each received a $375,000 bonus and Mr. Allen received a $225,000 bonus. For the second semi-annual period ended September 30, 2022, Mr. Tomnitz and Mr. Bartok each received a $1,325,000 bonus and Mr. Allen received a $325,000 bonus. The increase in bonuses for fiscal 2022 over fiscal 2021 was driven by alignment with the compensatory practices of the Company's peers, individual performance, achievement of multiple financial and non-financial objectives at the Company level and the performance of the Company under each executive's leadership. The Compensation Committee and Board believe the total compensation paid in fiscal 2022 to each of our NEOs is appropriate in light of our compensation philosophy, all of our compensation objectives and the compensation received by similar executives at our peer companies.

For fiscal 2023, the Compensation Committee will evaluate executive performance and expects to consider and award any discretionary bonuses on a semi-annual basis, none of which are guaranteed.

As the Company continues to mature over time, the Compensation Committee will continue to evaluate more performance-based compensation programs and criteria designed to more closely align incentive compensation to achievement of pre-established performance criteria.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, awards based on shares of our common stock. Our equity-based incentive awards for NEOs are currently granted in the form of restricted stock units (“RSUs”). Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders and to remain competitive with market practices and support executive retention.

In making decisions regarding annual equity-based awards, including determining the size of awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role, retention incentives and the responsibilities of the executive. In the case of a new executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The size of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except for the CEO’s awards, whose recommendations are made by the Executive Chairman) or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

RSUs, which are the primary equity incentive we grant under our 2018 Stock Incentive Plan, may be granted at any time. Each RSU represents the right to receive one share of our common stock upon vesting. All other terms and conditions of the RSUs are determined at the time of award.

On March 31, 2022, the Compensation Committee awarded Mr. Tomnitz 33,784 RSUs, Mr. Bartok 33,784 RSUs and Mr. Allen 22,523 RSUs. The RSU grants to Mr. Tomnitz and Mr. Bartok each vest in three equal annual installments and Mr. Allen’s RSUs vest in five equal annual installments. The Compensation Committee may, at its discretion, determine to grant additional equity awards during fiscal 2023 to the NEOs.

Insider Trading Policy

Under the terms of our insider trading policy, employees, including the NEOs, directors and their designees may not generally engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, including trading in options, warrants, puts, calls or similar hedging instruments, selling our securities “short” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

Our employees, including our NEOs, are eligible to participate in the D.R. Horton 401(k) plan, a tax-qualified defined contribution retirement plan. The D.R. Horton 401(k) plan allows for employee contributions with a company match. Our NEOs, like all other eligible employees, may contribute from 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan subject to statutory limitations. As of September 30, 2022, the maximum amount that could be contributed to the plan by a plan participant was $20,500 ($27,000 for participants 50 years or older). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her covered wages.

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Perquisites

We generally provide minimal perquisites to our executives. No perquisites were provided to our NEOs in fiscal 2022.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation and approves compensation for our Executive Chairman and our CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman does not participate in discussions regarding his own compensation. Our Executive Chairman also consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those of other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, if one is engaged, may conduct an analysis of the compensation of our NEOs to assist with setting compensation for the NEOs. We believe it is important to have compensation discussions with management throughout the year. The Compensation Committee believes providing a mix of short and long-term awards through cash and equity is an important part of aligning the executives’ interests with the Company’s as well as providing competitive pay structures. For further comparison, our Compensation Committee may evaluate compensation programs and amounts provided to the NEOs of the companies in our peer group. Although we believe benchmarking the pay of our peer group is useful in determining our compensation practices and pay levels, we do not target our pay toward any particular peer group benchmark.

Entering fiscal 2022, our compensation peer group was revised to include public companies with operations in homebuilding and manufacturing of homebuilding components that are more closely aligned to the Company in terms of market capitalization and business strategy. In doing so, we removed Alexander & Baldwin, Inc. and Tejon Ranch Company from our peer group and added those denoted with an asterisk below. Our peer group for fiscal 2023 remains unchanged from fiscal 2022. Our peer group is:

Beazer Homes USA, Inc. *	The Howard Hughes Corporation*	PGT Innovations, Inc.*
Century Communities, Inc.*	M.D.C. Holdings, Inc.*	The St. Joe Company
Five Point Holdings, LLC	Masonite International Corporation*	Tri Pointe Homes, Inc.*

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service from time to time to, among other things, provide market and other specific information on executive pay. In fiscal 2022, our Compensation Committee did not engage a compensation consultant or other third-party service to provide advice or consult about executive compensation programs and amounts.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, actual and anticipated 401(k) matching contributions and value of health and welfare benefits, in each case, over a three-year period.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman) to provide formal feedback regarding our Executive Chairman’s and CEO’s performance, to be discussed with the full Board (excluding our Executive Chairman and CEO) in executive session. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:
Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved. See "Proposal No. 4 — Approval of the 2022 Employee Stock Purchase Plan" on page 38 for a description of our employee stock purchase plan, for which we are requesting stockholder approval in this Proxy Statement. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton's approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees the administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for the approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity incentive compensation awarded to each of the NEOs. The full Board evaluates the performance of the CFO and acts on recommendations of the Compensation Committee with respect to other NEO compensation.

Management:	Management determines individual employee bonuses and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as a liaison with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to consider equity-based awards annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance or for promotional recognition. The Executive Chairman provides award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time grants of stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of equity compensation. Our policy for setting the timing of stock-based awards does not allow executives to have any role in choosing the price of their stock-based awards. We do not “back date,” “spring load” or reprice stock-based awards.

Accounting and Tax Treatment of Compensation

Internal Revenue Code Section 162(m) does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the Company’s NEOs or other covered employees. Accounting and tax treatment may be a consideration when determining compensation; however, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2022.

Lisa H. Jamieson, Chair
Samuel R. Fuller
G.F. (Rick) Ringler, III
Donald C. Spitzer

Summary Compensation Table

The following table contains compensation information for our Executive Chairman, CEO, and CFO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Donald J. Tomnitz	2022	395,833	1,700,000	600,004	13,624	2,709,461
Executive Chairman	2021	350,000	1,400,000	500,006	11,367	2,261,373
	2020	350,000	900,000	485,100	10,821	1,745,921
Daniel C. Bartok	2022	395,833	1,700,000	600,004	15,002	2,710,839
Chief Executive Officer	2021	350,000	1,400,000	500,006	13,118	2,263,124
	2020	350,000	900,000	323,400	12,188	1,585,588
James D. Allen	2022	345,833	550,000	400,008	12,367	1,308,208
Chief Financial Officer & Treasurer	2021	300,000	415,000	299,989	21,361	1,036,350
	2020	150,000	150,000	73,500	46,884	420,384

(1)The salary increases for each NEO during fiscal 2022 became effective November 1, 2021, therefore, the amounts set forth in column (c) for fiscal 2022 represent a pro-rated amount of each NEO’s prior salary and increased salary. Mr. Allen's salary for fiscal 2020 is a prorated amount of his annual base salary, representing a partial year, due to him joining the Company effective March 30, 2020.

(2)The amounts set forth in column (d) represent the annual discretionary cash incentive bonuses earned by the NEOs in fiscal years 2022, 2021 and 2020. For additional information regarding the discretionary bonuses earned for fiscal 2022, please see “Annual Discretionary Incentive Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 19 of this Proxy Statement.
(3)The amounts set forth in column (e) represent the aggregate grant date fair value of stock awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 1 under the caption "Stock-Based Compensation" to our audited consolidated financial statements for the year ended September 30, 2022 included in our Annual Report on Form 10-K filed with the SEC on November 17, 2022.
(4)The amounts set forth in column (f) for fiscal 2022 include the following amounts:

	Additional Life Insurance and Long-Term Disability Premiums ($)	HSA and Wellness Contribution ($)	401(k) Matching Contributions ($)	Total ($)
Mr. Tomnitz	4,474	—	9,150	13,624
Mr. Bartok	4,632	1,220	9,150	15,002
Mr. Allen	2,217	1,000	9,150	12,367

Fiscal 2022 Grants of Plan-Based Awards

The following table summarizes fiscal 2022 grants of stock-based compensation made to each of our NEOs:

Name	Grant Date	Type of Award	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
(a)	(b)	(c)	(d)	(e)
Mr. Tomnitz	3/31/2022	RSUs(2)	33,784	600,004
Mr. Bartok	3/31/2022	RSUs(2)	33,784	600,004
Mr. Allen	3/31/2022	RSUs(3)	22,523	400,008

(1)The amounts in column (e) are based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (e) are included in Note 1 under the caption "Stock-Based Compensation" to our audited consolidated financial statements for the year ended September 30, 2022 included in our Annual Report on Form 10-K filed with the SEC on November 17, 2022.
(2)These RSUs vest in three equal annual installments beginning on the first anniversary of the grant date. The award will be settled in shares of our common stock.
(3)These RSUs vest in five equal annual installments beginning on the first anniversary of the grant date. The award will be settled in shares of our common stock.

Fiscal 2022 Outstanding Equity Awards

The following table summarizes outstanding equity awards at September 30, 2022. All awards will be settled in shares of our common stock.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	3/10/2020	8,880	99,367	(2)
	3/18/2021	13,211	147,832	(3)
	3/31/2022	33,784	378,043	(4)
Mr. Bartok	3/10/2020	6,169	69,031	(5)
	3/18/2021	13,211	147,831	(6)
	3/31/2022	33,784	378,043	(7)
Mr. Allen	3/30/2020	3,750	41,963	(8)
	3/18/2021	10,075	112,739	(9)
	3/31/2022	22,523	252,032	(10)

(1)Value for all awards is based on the closing market price of our common stock of $11.19 as reported on the NYSE on September 30, 2022.
(2)The RSU award (covering 30,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(3)The RSU award (covering 20,991 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(4)The RSU award (covering 33,784 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(5)The RSU award (covering 20,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(6)The RSU award (covering 20,991 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(7)The RSU award (covering 33,784 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date. As a result of his retirement eligibility, additional shares are also withheld to cover certain payroll taxes as and when due.
(8)The RSU award (covering 6,250 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of March 10, 2020.
(9)The RSU award (covering 12,594 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.
(10) The RSU award (covering 22,523 shares of common stock on the grant date) vests in five equal annual installments on each of the first five anniversaries of the grant date.

Fiscal 2022 Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards vested in fiscal 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	26,209	452,655
Mr. Bartok	20,511	359,215
Mr. Allen	3,769	68,434
(1)Value reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares vested by the closing market price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Equity Incentive Awards

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested stock options, stock appreciation rights, restricted stock and restricted stock units following the termination of a participant’s employment with the Company, D.R. Horton or any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change in control of the Company, all RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest, and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Generally, transfers of employment (or engagement) among the Company, D.R. Horton, and their respective subsidiaries will not give rise to a “termination of employment” under the 2018 Stock Incentive Plan. As of September 30, 2022, Messrs. Tomnitz, Bartok and Allen held outstanding equity awards under our 2018 Stock Incentive Plan. Pursuant to the terms of each NEO’s award agreement under our 2018 Stock Incentive Plan, each NEO’s equity awards immediately vest upon the earlier of such NEO’s death, disability, retirement (at age 65 or later) or a change in control of the Company, as defined in the 2018 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs employed as of September 30, 2022 would have become entitled to in the event of a termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2022 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination of employment or a change in control of the Company based on the closing price of our common stock of $11.19 on September 30, 2022. The table includes only additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control	$—	$—	$625,242	$—	$—	$625,242
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(1)	$—	$—	$625,242	$—	$—	$625,242
Death	$—	$—	$625,242	$—	$—	$625,242
Disability	$—	$—	$625,242	$—	$—	$625,242
Mr. Bartok
Change in Control	$—	$—	$594,905	$—	$—	$594,905
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(2)	$—	$—	$594,905	$—	$—	$594,905
Death	$—	$—	$594,905	$—	$—	$594,905
Disability	$—	$—	$594,905	$—	$—	$594,905
Mr. Allen
Change in Control	$—	$—	$406,734	$—	$—	$406,734
Termination other than for Retirement, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(3)	$—	$—	$—	$—	$—	$—
Death	$—	$—	$406,734	$—	$—	$406,734
Disability	$—	$—	$406,734	$—	$—	$406,734

(1)As of September 30, 2022, Mr. Tomnitz had reached normal retirement age (65 years old) under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(2)As of September 30, 2022, Mr. Bartok had reached normal retirement age (65 years old) under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.
(3)As of September 30, 2022, Mr. Allen had not yet reached normal retirement age under the applicable award agreements pursuant to our 2018 Stock Incentive Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	592,673	n/a	2,139,207
Equity compensation plans not approved by stockholders	None	n/a	None
Total(3)	592,673	n/a	2,139,207

(1)Consists solely of restricted stock units, which do not have an exercise price.
(2)The number of shares remaining available for issuance represents the remaining number of share awards that may be granted under our 2018 Stock Incentive Plan.

(3)Total does not include shares potentially available under the 2022 Employee Stock Purchase Plan for stockholder approval detailed under "Proposal No. Four — Approval of the 2022 Employee Stock Purchase Plan" on page 38.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Bartok, our CEO.

For fiscal 2022:
•the annual total compensation of the median compensated employee of our Company (other than our CEO) was $124,983; and
•the annual total compensation of our CEO was $2,718,104.

Based on this information, for fiscal 2022, the ratio of the annual total compensation of Mr. Bartok, our CEO, to the total compensation of our median compensated employee was 22 to 1.

To identify our median employee for fiscal 2022, as well as to determine the total annual compensation of our median employee and our CEO for fiscal 2022, we took the following steps:
1.We determined that, as of September 30, 2022, our employee population consisted of 290 individuals (excluding our CEO) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees. As we had an even number of employees, the methodology resulted in the identification of two median employees. We selected the employee whom we believed had annual total compensation that was more representative of our general compensation practices.

2.To identify the median employee from our employee population, we obtained a listing of total compensation paid to each employee during fiscal 2022. For this purpose, total compensation included salary or wages, as applicable, commissions, bonuses, equity awards that vested or were exercised during the year and any other cash compensation. Such amounts were obtained from our payroll records. We annualized the salaries and wages of our full and part-time employees who were not employed for the entire fiscal year.
3.We identified our median employee using this compensation measure, which was consistently applied to all our employees as of the measurement date. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.
4.Once we identified our median employee, we calculated such employee’s compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
5.In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended September 30, 2022. We also reviewed and discussed with Ernst & Young LLP the audit plans and results and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2022, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Samuel R. Fuller, Chair

Lisa H. Jamieson

G.F. (Rick) Ringler, III

Donald C. Spitzer

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to continue to serve as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2023. Fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years were:

	2022	2021
Audit Fees	$817,966	$921,538
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total(1)(2)	$817,966	$921,538

(1)All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
(2)The amounts shown for fiscal 2021 have been revised to reflect additional fees paid for audit services.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related and certain tax services described above.

The Chairman of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2022, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present in person or by conference call at the 2023 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 30, 2023.

Proposal No. 4 – Approval of the 2022 Employee Stock Purchase Plan
Overview

At the 2023 Annual Meeting, our stockholders will be asked to approve the Forestar Group Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The Board approved the ESPP on October 31, 2022, and it will become effective only if approved by our stockholders. The approval by an affirmative vote of a majority of the votes cast (either in person or by proxy) is required to approve the ESPP.

Adoption of the ESPP will provide a means by which our employees may purchase shares of our common stock at a discounted price. The Board considers this plan desirable because they believe it aligns employee and stockholder interests by attracting and retaining employees while also incentivizing them to exert maximum efforts for our success.

The following summary of the ESPP is qualified in its entirety by reference to the complete text of the ESPP as set forth in Appendix A to this 2023 Proxy Statement, which should be referred to for a complete statement of the terms of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which our employees may purchase shares of our common stock. The ESPP is designed to allow eligible U.S. employees to purchase shares of our common stock in a manner that is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, purchase rights may be granted under the ESPP to eligible employees who are foreign nationals or employed outside of the U.S. pursuant to one or more sub-plans that may be established by the Company and need not be designed to comply with the requirements of Section 423 of the Code.

Administration

Unless otherwise determined by the Board, the ESPP will be administered by the Compensation Committee of the Board (the “Committee”). The Committee has the final power to adopt, amend, and repeal rules and regulations for the interpretation and administration of the ESPP, to construe and interpret the provisions and supervise the administration of the ESPP, to determine whether to adopt sub-plans or special rules applicable to participants in particular designated subsidiaries or locations, which special rules may be designed to be outside the scope of Section 423 of the Code, and to otherwise take all actions in connection with the administration of the ESPP as it deems necessary or advisable.

Eligibility

All employees of the Company and subsidiary corporations are eligible to participate in the ESPP, except (i) employees who own (or would own immediately following the grant of an option under the ESPP) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; (ii) employees who have been continuously employed by the Company or any subsidiary corporation for less than 12 months; (iii) employees who customarily work less than 20 hours per week; (iv) employees who customarily work 5 months or less per calendar year; or (v) any employee who is a “highly compensated employee” within the meaning of Section 414(q) of the Code, is an officer or is subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 with the Company or any of its subsidiaries or is a Senior Vice President or Region Vice President of the Company or any of its subsidiaries. Our non-employee directors are also not eligible to participate in the ESPP.

As of December 1, 2022, there were approximately 266 employees that would be eligible to participate in the ESPP.

Shares Subject to the ESPP

If the ESPP is approved by stockholders at the 2023 Annual Meeting, subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the ESPP may not exceed 2,500,000 shares. The shares of common stock issuable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.

If the total number of shares to be purchased by all participants in any offering period exceeds the number of shares remaining available for issuance under the ESPP, a number of shares will be purchased by each participant in such offering period equal to a pro rata portion of the remaining available number of shares in as uniform a manner as shall be practicable and as the Committee determines to be equitable.

Participation; Operation of the ESPP

Participation in the ESPP for any eligible employee is voluntary. An eligible employee may enroll in the ESPP by delivering to the Company, prior to the date selected by the Committee that is no later than the beginning of an offering period, authorizing payroll contributions which may not exceed the lesser of (i) 15% of such employee’s base pay (as defined in the ESPP) during the offering period and (ii) an amount that permits such employee’s rights to purchase shares under the ESPP to accrue at a rate that exceeds $25,000 (determined at the time of grant of the purchase right) for the calendar year. Participants may modify their contribution election only after the conclusion of an offering period, although participants may withdraw from an offering period at any time. Contribution elections will continue for each subsequent offering period until modified by the participant or the participant’s withdrawal from any given offering.

Except to the extent provided otherwise by the Committee, there will be two six-month offering periods beginning January 1 and July 1 in each calendar year. Options under the ESPP will be granted by the Company at the beginning of each offering period and are nontransferable by the employee. The offering periods will end on June 30 and December 31, respectively (or at such other time or times as may be determined by the Committee, provided that in no event may a purchase period exceed 27 months). Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

The purchase price per share at which shares of our common stock will be sold under the ESPP on each purchase date will be equal to the lesser of (i) 85% of the average of the closing price of shares of our common stock on the NYSE (or such other exchange on which the shares of common stock are traded)) on each business day during the offering period or (ii) 85% of the closing price of shares of our common stock on the ending date of an offering period; provided that in no event may the purchase price per share be less than the lesser of (i) 85% of the closing price of shares of our common stock on the first date of an offering period or (ii) 85% of the closing price of shares of our common stock on the last date of an offering period.

As of December 1, 2022, the closing price of a share of our common stock on the NYSE was $14.97.

Withdrawal; Termination of Employment; Transferability Restrictions

Participants may withdraw from a given offering by delivering a withdrawal notification to the Company and terminating their contributions. Such withdrawal may be elected at any time prior to the last trading day of an offering period. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

Upon a participant’s termination of employment for any reason while participating in the ESPP, such employee’s participation will automatically end on the date of termination of employment, and any accumulated but unused payroll deductions will be refunded without interest. In the event of a participating employee’s death, accumulated but unused contributions will be refunded to the participant’s named beneficiary, or if a beneficiary has not been named, to such deceased participant’s estate.

Rights granted under the ESPP are not transferable.

Change in Capitalization and Effect of Certain Corporate Transactions.

In the event of a change in our capital structure through such actions as a stock split, reverse stock split, stock dividend or other similar corporate transaction or event, the Committee may make appropriate and proportionate adjustments to (i) the type and the maximum number of securities subject to the ESPP; (ii) the class(es) and the number of securities subject to, and the purchase price applicable to outstanding purchase rights; and (iii) the class(es) and the number of securities that are the subject of any purchase limits under each ongoing offering.

In the event of a dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of property or stock of the Company to another corporation, all outstanding purchase rights under the ESPP will terminate and the participant's accumulated payroll deductions, if any, will be refunded without interest.

Amendment or Termination of the ESPP

The Board may suspend, terminate or amend the ESPP at any time. No amendments, including any amendments that increase the number of shares reserved for issuance under the ESPP, will be made without shareholder approval if such approval is required under any law or requirement of the stock exchange upon which the stock is listed. The ESPP will continue in effect until terminated by the Board. Upon termination of the ESPP, the Committee may elect to terminate all outstanding offerings then in effect either immediately or upon completion of the purchase of shares on the next purchase date (which such date may be accelerated, if determined by the Committee) or permit offering periods then in effect to expire in accordance with their terms.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and Forestar with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction where a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The ESPP, and the rights of participant employees to make purchases thereunder qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend on whether or not the participant holds the shares for (i) two years after the first day of the offering period in which the shares were purchased and (ii) one year after the purchase date on which the shares were purchased (together, the “holding period”).

If the participant holds the shares for the holding period described above and then sells the shares, the participant will recognize ordinary income equal to the lesser of (i) 15% (assuming the applicable discount under the ESPP is 15%) of the fair market value of the shares on the first day of the offering period in which the participant acquired the shares, or (ii) the gain on the sale of the shares (i.e., the difference between the purchase price of the shares and the sale price of the shares). Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. In the event a sale following the holding period results in a loss (i.e., the purchase price of the shares exceeds the sales price of the shares), the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the period described above, regardless of whether the shares are eventually sold at a gain or a loss.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long such shares were held by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding participating in the ESPP. In addition, the Board and the Committee have not granted any purchase rights under the ESPP. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the ESPP are not determinable.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Approval of the 2022 Employee Stock Purchase Plan.

Proposal No. 5 – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to the advisory vote on executive compensation, pursuant to Section 14A of the Securities Exchange Act of 1934, we are also seeking your advisory vote as to how frequently the advisory vote on executive compensation should occur. Accordingly, we are asking you to indicate whether you would prefer this advisory vote every one year, two years, or three years. Alternatively, you may abstain from voting on the proposal. Our stockholders voted on a similar proposal in 2017 and voted to hold this advisory vote every year. For the reasons described below, we recommend that you vote to keep future advisory votes on executive compensation every year, or an annual vote.

Although our executive compensation programs are designed to implement our core philosophy that executive compensation should relate to and vary with our performance, our Board has determined that holding an advisory vote on executive compensation every year is appropriate because this will provide our stockholders with an opportunity to provide immediate feedback on our executive compensation programs and decisions and related disclosures. We believe an annual advisory vote on executive compensation is consistent with our practice of encouraging dialogue with our stockholders regarding executive compensation and other corporate governance matters and will present our stockholders with an additional opportunity to communicate with us regarding executive compensation. Our Board may decide to conduct advisory votes on executive compensation on a less frequent basis in the future if our Board feels a less frequent basis is appropriate.

The frequency receiving the greatest number of votes—every one year, every two years, or every three years—will be the frequency for the advisory vote on executive compensation selected by the stockholders. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Board will review the voting results and consider them when making future decisions regarding the frequency of future advisory votes on executive compensation.

The Board of Directors Unanimously Recommends that Stockholders Vote "ONE YEAR" for the Frequency of Future Advisory Votes on Executive Compensation.

Beneficial Ownership of Common Stock

Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 21, 2022 by:

•Each of our directors and nominees for director, including our Executive Chairman;
•Our named executive officers; and
•All current directors and executive officers as a group.

We determined beneficial ownership as reported in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller	15,678	*
Lisa H. Jamieson	10,178	*
G.F. (Rick) Ringler, III	9,678	*
Donald C. Spitzer	15,678	*
Named Executive Officers
Donald J. Tomnitz	65,659	*
Daniel C. Bartok	57,993	*
James D. Allen	18,148	*
Mark S. Walker	2,869	*
Group
All directors and executive officers (8 persons) as a group	195,881	*

*    Less than one percent based upon a total of 49,772,555 shares of common stock outstanding on November 21, 2022.
(1)No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.

Certain Other Beneficial Owners

Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 21, 2022 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)

D.R. Horton, Inc.(1)	31,451,063	63.2%
1341 Horton Circle
Arlington, Texas 76011
Long Pond Capital, LP(2)	4,681,873	9.4%
527 Madison Avenue, 15th Floor
New York, NY 10022
The Vanguard Group(3)	2,552,295	5.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)Based solely upon information contained in the most recently filed Schedule 13D of D.R. Horton, filed with the SEC on April 21, 2021, reflecting beneficial ownership as of April 19, 2021. According to this Schedule 13D, D.R. Horton had sole voting power for 31,451,063 of these shares, no shared voting power, sole dispositive power for 31,451,063 of these shares and no shared dispositive power.
(2)Based solely upon information contained in the most recently filed Schedule 13G/A of Long Pond Capital, LP, filed with the SEC on February 14, 2022, reflecting beneficial ownership as of December 31, 2021. According to this Schedule 13G/A, Long Pond Capital, LP had no sole voting power, shared voting power for 4,681,873 of these shares, no sole dispositive power and shared dispositive power for 4,681,873 of these shares. Long Pond Capital, LP, a Delaware limited partnership (“Long Pond LP”), serves as the investment manager to certain private funds, including Long Pond U.S. Master, LP, a Delaware limited partnership (collectively, the “Funds”), and may direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. Long Pond Capital GP, LLC, a Delaware limited liability company (“Long Pond LLC”), serves as the general partner of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 4,681,873 shares of our common stock held by the Funds. As the principal of Long Pond LP, John Khoury may direct the vote and disposition of the 4,681,873 shares of the Common Stock held by the Funds. Long Pond LP, Long Pond LLC and Mr. Khoury are the beneficial owners of 4,681,873 shares of our common stock. Long Pond U.S. Master, LP is the beneficial owner of 2,946,742 shares of our common stock.
(3)Based solely upon information contained in the most recently filed Schedule 13G of The Vanguard Group, filed with the SEC on February 10, 2022, reflecting beneficial ownership as of December 31, 2021. According to this Schedule 13G, The Vanguard Group had no sole voting power, shared voting power for 21,223 of these shares, sole dispositive power for 2,518,987 of these shares, and shared dispositive power for 33,308 of these shares.

(4)The percentages are calculated based on 49,772,555 outstanding shares at November 21, 2022.

Certain Relationships and Related Person Transactions

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between a related party and us must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships must be pre-approved:

•Compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;
•Compensation arrangements with an executive officer who is not an immediate family member of another related party;
•Business expense reimbursements;
•Transactions with an entity in which the related party owns less than 10% of the other entity;
•Transactions with an entity in which the related party is a director only;
•Transactions with an entity in which the related party is not an executive officer or a partner;
•Indebtedness for transactions in the ordinary course of business;
•Transactions available to all employees in the ordinary course of business; and
•Transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee, Board of Directors or was not pre-approved under our policy, or a transaction that was not originally a related party transaction but later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., transactions of $20 million or less) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

We entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. For a discussion of the board and board committee approval requirements, see “Proposal No. 1 — Election of Directors — Stockholder’s Agreement” and “Corporate Governance and Board Matters — Board Committees and Stockholder’s Agreement.”

Also under the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is solely responsible for investment decisions involving capital expenditures of $20 million or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not qualify as an Investment Committee Approval Transaction will be subject to approval by the Board (independent members). Currently, our Investment Committee consists of Mr. Tomnitz, Mr. Bartok and Mr. Allen.

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20 million; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; or (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at a price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of 15,000,000 shares of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC which became effective on October 8, 2021. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by our other stockholders or us. The Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

We entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires Forestar to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities after considering current and future market conditions. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan. In all events, the Development Plan will be finalized, and the ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is,” “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

We entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2022, we paid D.R. Horton approximately $4.1 million for these shared services and $7.4 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our voting securities.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Annual Report on Form 10-K filed with the SEC on November 19, 2020.

Tax Sharing Agreement

We are subject to a Tax Sharing Agreement with D.R. Horton. This agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between D.R. Horton and us related to state and local income, margin or franchise tax returns filed on a unitary basis with D.R. Horton. In accordance with this agreement, we reimbursed D.R. Horton $0.7 million in fiscal 2022 for our tax expense generated in fiscal 2021.

Related Party Transactions

D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiate pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, we may underwrite the transaction independently and choose to close in place of D.R. Horton. We will develop the land, or have the land developed on our behalf, into finished residential lots. We will enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated market prices. D.R. Horton may provide land development services to us related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton. Alternatively, we may source the land directly, develop the land into finished residential lots and sell such lots to D.R. Horton or a third party at negotiated market prices.

Additionally, we make short-term strategic investments in finished lots (lot banking) and undeveloped land (land banking), with the intent to sell these assets within a short time period, primarily to D.R. Horton. For these transactions, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 12 to 18 months, and pays us a negotiated market price.

Real property transactions expected to result in $20 million or less in capital expenditures are approved by our Investment Committee as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and ratified by the Nominating and Governance Committee in accordance with our Related Party Transaction Policy.

Real property transactions expected to result in greater than $20 million in capital expenditures are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Related party transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee. Furthermore, under the terms of the Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of $20 million.

At September 30, 2022, we owned or controlled through option purchase contracts approximately 90,100 residential lots, of which approximately 61,800 were owned and 28,300 were controlled through purchase contracts. Of our total owned residential lots, approximately 17,800 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 18,900 of our owned residential lots based on executed purchase and sale agreements. At September 30, 2022, we had earnest money deposits of approximately $130.1 million from D.R. Horton related to land and lot option purchase contracts. During fiscal 2022, we sold 14,895 residential lots to D.R. Horton for approximately $1.2 billion. At September 30, 2022, we had contract liabilities of $4.1 million related to our remaining unsatisfied performance obligations.

During fiscal 2022, we reimbursed D.R. Horton approximately $8.7 million for previously paid earnest money and $58.9 million for pre-acquisition and other due diligence and development costs related to land purchase contracts identified by D.R. Horton that we independently underwrote and closed. At September 30, 2022, we owed $3.2 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During fiscal 2022, we paid D.R. Horton $2.8 million for land development services.

In addition, we lease office space from D.R. Horton in various locations throughout the U.S. During fiscal 2022, we paid D.R. Horton aggregate lease payments of approximately $0.5 million for these spaces. During fiscal 2022, we reimbursed D.R. Horton $6.1 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 63.2% of our common stock at November 21, 2022. The individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

Employment

Drew Bartok, adult son of Daniel C. Bartok, the Company's Chief Executive Officer, is employed by the Company as a Development Director in our Nashville office. In fiscal 2022, Drew Bartok earned cash compensation of $127,292 and equity compensation valued at $12,006. His compensation is consistent with the compensation provided to other employees of the same level with similar responsibilities.

General Information

Time, Place and Purposes of Meeting

Our 2023 Annual Meeting of Stockholders will be held on Tuesday, January 17, 2023, at 9:00 a.m. Central    Time, at    our corporate offices located at 2221 E. Lamar Blvd., Suite 790, Arlington Texas 76006. The purposes of the 2023 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders.

Record Date

Holders of our common stock as of the close of business on November 21, 2022, the record date, may vote at the 2023 Annual Meeting, either in person or by proxy. At the close of business on November 21, 2022, 49,772,555 shares of our common stock were outstanding and entitled to vote at the 2023 Annual Meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting. A list of stockholders as of the record date will be available for examination by any stockholder during ordinary business hours at the offices of Forestar set forth above for at least ten days before the 2023 Annual Meeting.

Internet Availability of Proxy Materials

We are using the rule of the SEC that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about December 6, 2022, we sent stockholders of record at the close of business on November 21, 2022, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Notice to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of the Notice will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of the Notice to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our Notices in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860 or by email: InvestorRelations@forestar.com.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and a Notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:
•By Submitting a Proxy by Internet. You may submit a proxy via the internet 24 hours a day, 7 days a week on the website www.proxyvote.com. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern Time, on January 16, 2023. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.
•By Submitting a Proxy by Telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week by calling 1-800-690-6903. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern Time, on January 16, 2023.
•By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2023 Annual Meeting.
•At the Annual Meeting. You can vote your shares in person at the 2023 Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•FOR the election of all director nominees.
•FOR advisory vote on the approval of our executive compensation.
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.
•FOR approval of the 2022 Employee Stock Purchase Plan.
•FOR "one year" as the recommended frequency of future advisory votes on executive compensation.

Broker Discretionary Voting if You Do Not Instruct Your Broker on How to Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors or to make an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals for your votes to be counted. Brokers have discretionary authority to vote on the ratification of the selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2023 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2023 Annual Meeting by:
•giving written notice of revocation to our Corporate Secretary at any time before the voting begins;
•signing and delivering a proxy that is dated after the proxy you wish to revoke;
•attending the meeting and voting in person by properly completing and submitting a ballot; or
•if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2023 Annual Meeting for it to be effective. It should be delivered to:
Forestar Group Inc.
2221 E. Lamar Blvd., Suite 790
Arlington, Texas 76006
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2023 Annual Meeting, in person or by proxy, of holders of 24,886,278 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote. Brokers or banks may not vote on Proposals One, Two, Four or Five at the 2023 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2023 Annual Meeting without voting instructions from the beneficial owner because this is a routine proposal.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our Corporate Governance Guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see “Proposal No. 1 — Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Approval of the Company's 2022 Employee Stock Purchase Plan

To approve the Company's 2022 Employee Stock Purchase Plan, the "for" votes cast in favor of the matter must exceed the "against" votes cast against the matter.

Advisory Approval of the Frequency of Future Advisory Votes of the Company's Executive Compensation

To approve the non-binding resolution regarding approval of the frequency of future advisory votes of the Company's Executive Compensation, the frequency option receiving a plurality of the votes cast will be deemed the preferred option on this advisory vote.

Proxy Solicitation; Counting the Votes

We are soliciting your proxy for the 2023 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

Date for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 Annual Meeting, the proposal must be received by our Corporate Secretary by August 8, 2023 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 8, 2023 will not be considered for inclusion in our 2024 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2024 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 9, 2023 or after November 3, 2023. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Proposal No. 1 — Election of Directors — Selection of Director Nominees.” Director nominations to be brought by stockholders before our 2024 Annual Meeting will be considered untimely if they are submitted before October 9, 2023 or after November 3, 2023. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2024 Annual Meeting must provide the notice required under Rule 14a-19 to the Corporate Secretary no later than November 18, 2023.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 866-232-3037 (domestic) or 720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2023 Annual Meeting, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

On our website at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents and Board Committees” sections, you will find the following: (i) Corporate Governance Guidelines, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethics for Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters, (vii) Complaint Procedures for Employee Matters, (viii) Communications with the Board of Directors, (ix) Human Rights Policy, (x) Environmental Policy, and (xi) Standards of Business Conduct and Ethics. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, The 2023 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2022, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

Other Matters

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2023 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

By Order of the Board of Directors

DANIEL C. BARTOK	ASHLEY DAGLEY
Chief Executive Officer	Senior Vice President and Corporate Secretary

Arlington, Texas
December 6, 2022

Appendix A

FORESTAR GROUP INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
Article I-PURPOSE
1.01.Purpose.
The Forestar Group Inc. 2022 Employee Stock Purchase Plan is intended to provide employees of the Company and its Participating Employers with an opportunity to purchase Common Stock. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.
Article II-DEFINITIONS
2.01.Base Pay.
"Base Pay" shall mean compensation that is reportable on the Employee's W-2 and was paid to the Employee by the Company or a Participating Employer for the 12-month period prior to the date of the Employee's eligibility for an Offering. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Base Pay for an Offering.
2.02.Board of Directors.
"Board of Directors" shall mean the board of directors of the Company.
2.03.Code.
"Code" means the Internal Revenue Code of 1986.

2.04.Committee.
"Committee" shall mean the individuals appointed by the Board of Directors as described in Article VIII.
2.05.Common Stock.
"Common Stock" shall mean the Company's common stock, par value $1.00 per share.
2.06.Company.
"Company" means Forestar Group Inc. and any successor.
2.07.Employee.
"Employee" means any person who has an employment relationship with the Company or a Participating Employer as determined under Treasury Regulation Section 1.423-2(e)(2), and who is scheduled to work more than 20 hours per week and five months per year.
2.08.Entry Date.
"Entry Date" means each January 1 and July 1; provided that the Committee, in its discretion, may, establish a different Entry Date for any Offering.

2.09.Exercise Date.
"Exercise Date" means the last trading day of each Offering period ending on each June 30 and December 31; provided that the Committee, in its discretion, may, establish a different Exercise Date for any Offering.
2.10.Offering.
"Offering" means the six-month period beginning each January 1 or July 1 and ending each June 30 and December 31 during which a Participant is granted and may exercise options under the Plan; provided that the Committee, in its discretion, may, establish a different Offering period (not to exceed 27 months).
2.11.Offering Commencement Date.
"Offering Commencement Date" means the first day of each Offering period beginning on January 1 and July 1; provided that the Committee, in its discretion, may, establish a different Offering Commencement Date for any Offering.
2.12.Offering Termination Date.
"Offering Termination Date" means, with respect to an individual, the earlier of (i) the Exercise Date and (ii) the date the individual ceases to be employed by the Company or a Participating Employer.
2.13.Parent Corporation.
"Parent Corporation" shall mean any present or future corporation that is a "parent corporation" of the Company, as that term is defined in Section 424 of the Code.
2.14.Participant.
“Participant” shall mean an eligible Employee who has commenced participation in the Plan in accordance with Section 3.04.
2.15.Participating Employer.
"Participating Employer" shall mean any present or future corporation that (i) is a Subsidiary Corporation and (ii) is designated as a participating employer under the Plan by the Committee.
2.16.Plan.
"Plan" means this Forestar Group Inc. 2022 Employee Stock Purchase Plan, as the same may be amended from time to time.
2.17.Subsidiary Corporation.
"Subsidiary Corporation" shall mean any present or future corporation that is a "subsidiary corporation" of the Company, as that term is defined in Section 424 of the Code.
Article III-ELIGIBILITY AND PARTICIPATION
3.01.Initial Eligibility.
Subject to the sections below, any Employee who has completed 12 months’ of employment and who is employed by the Company or a Participating Employer on an Entry Date is eligible to participate in such Offering.
3.02.Leave of Absence.
In accordance with Treasury Regulation Section 1.421-7(h)(2), an Employee on leave of absence shall be deemed to remain an Employee for the first ninety (90) days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the ninetieth day of such leave of absence unless such Employee shall have returned to eligible employment with the Company or a Participating Employer prior to the close of business on such ninetieth day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any option.
3.03.Restrictions on Participation.
Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:
(a)if, immediately after the grant, such Employee would own Common Stock, or hold outstanding options to purchase Common Stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Participating Employer (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining ownership of any Employee); or
(b)that permits such Employee's rights to purchase Common Stock under all employee stock purchase plans of the Company, any Subsidiary Corporations to accrue at a rate which exceeds $25,000 in fair market value of the Common Stock (determined on the Offering Commencement Date) for each calendar year in which such option is outstanding.
(c)if such Employee is a highly compensated employee (within the meaning of Code Section 414(q)), is an officer or subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934 with the Company or a Subsidiary Corporation or is a Senior Vice President or Region Vice President of the Company or a Subsidiary Company.
3.04.Commencement of Participation.
An Employee who has met the initial eligibility conditions set forth in Section 3.01 above may become a Participant by completing an authorization for payroll deductions on the form provided by the Company and filing the completed form with the Company or its designee on or before the filing date set by the Committee, which date shall be prior to the commencement of the next Offering period. Each Participant shall designate a fixed dollar amount of Base Pay, pursuant to rules established by the Committee from time to time, to be deducted from his or her Base Pay for each pay period, which shall not exceed the lesser of:
(a)15% of such Participant's Base Pay; or
(b)an amount that would result in the purchase of Common Stock under the Plan in excess of the limit set forth in Section 3.03(b) above.
Payroll deductions for a Participant shall commence on the next following payday after the Offering Commencement Date after the Participant's authorization for payroll deductions becomes effective. Except as provided in Section 3.05 below, a Participant's payroll deduction election shall be irrevocable between each Offering Commencement Date. A Participant may increase or decrease the amount of his or her payroll deductions only at the beginning of each Offering period by completing and submitting to the Company or its designee a new payroll deduction form prior to the Offering Commencement Date. A Participant's payroll deduction election shall continue for each subsequent Offering period until modified by the Participant, termination of the Plan, or the Participant's termination of participation in the Plan pursuant to Section 3.05 below.
A Participant’s payroll deductions will, for purposes of the Plan, be credited to a bookkeeping account ("Account"), which shall be established solely for purposes of administering the Plan. Except as expressly provided herein, no Participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her Account, or otherwise have any property rights with respect thereto or any secured interest in or other rights to Company assets; and shall not be entitled to any interest or earnings on such Account; provided, however, that a Participant's accumulated payroll deductions shall be refunded to the Participant as and to the extent specified in Section 3.05 below upon termination of such Participant's participation in the Plan.

3.05.Cessation of Participation.
A Participant may cancel his or her participation in the Plan and the corresponding payroll deductions at any time before the last trading day of an Offering period. Upon such cancellation, such Participant shall be paid a sum of money equal to the accumulated balance credited to his or her Account at the time of the cancellation, without interest, and such Participant shall not be entitled to receive an allocation of Common Stock on the next Exercise Date. Any Participant who cancels his or her participation and payroll deductions shall be ineligible to Participate in the Plan until the next Entry Date.
Upon termination of a Participant's employment with the Company or any Participating Employer for any reason, including retirement, death or termination pursuant to Section 3.02, the Participant's payroll deductions accumulated in his or her Account prior to such termination, if any, shall be refunded to him or her, without interest, in a cash payment, or, in the case of the Participant's death, to the person or persons designated as the Participant's beneficiary for purposes of the life insurance benefit provided by the Company, or if no such person exists, the Participant's estate.
Article IV-OFFERINGS
4.01.Semiannual Offerings.
The Plan shall be implemented by Offerings of Common Stock beginning on each Offering Commencement Date, and ending on the following Offering Termination Date.
Article V-GRANTING OF OPTION
5.01.Maximum Number of Option Shares.
On each Offering Commencement Date, each Participant shall be deemed to have been granted an option to purchase on the Exercise Date of the Offering period a maximum number of shares of Common Stock equal to the amount of the Participant's payroll deductions accumulated in his or her Account prior to the Exercise Date, pursuant to Section 3.04, divided by the applicable option price determined as provided in Section 5.02 below; provided that such option shall be subject to the limitations set forth in Section 3.03(b) hereof. Exercise of the option shall occur as provided in Section 6.01 hereof, unless the Participant has withdrawn pursuant to Section 3.05 hereof. The option shall expire on the Offering Termination Date if not automatically exercised as provided in Section 6.01.
5.02.Option Price.
The option price of Common Stock shall be 85% of the lesser of the following:
(a)the average of the closing price of the Company's common stock on each business day during the six-month Offering period, as determined by the Committee in its sole discretion; or
(b)the closing price of the Common Stock on the Exercise Date.
In no event, however, may the option price be lower than 85% of the lesser of the closing price of the Company's Common Stock on (i) the Offering Commencement Date or (ii) the closing price of the Common Stock on the Exercise Date.
If the Common Stock is not open for trading on any national stock exchange on a date for which the closing price of the Common Stock is to be determined, the closing price shall be determined as of the nearest prior trading day on which the stock was open for trading on any national stock exchange. If the Common Stock is not admitted to trading on any national stock exchange, then reference shall be made to the fair market value of the Common Stock as determined on such basis as shall be established or specified for this purpose by the Committee in accordance with applicable law.

Article VI-EXERCISE OF OPTION
6.01.Exercise.
Each Participant's option for the purchase of Common Stock with payroll deductions made during any Offering period will be deemed to have been exercised automatically on the applicable Exercise Date for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions in the Participant's Account at the time will purchase at the applicable option purchase price determined pursuant to Section 5.02 above.
6.02.Fractional Shares.
Fractional shares of Common Stock will not be issued under the Plan. Any accumulated payroll deductions in a Participant's Account that would have been used to purchase fractional shares of Common Stock, unless refunded pursuant to Section 3.05 above, will be held, without interest, for the purchase of Common Stock in the following Offering period.
6.03.Transferability of Option.
Options held by a Participant shall be exercisable only by that Participant and shall not be transferable. Upon the death or termination of employment of a Participant, such Participant's options shall no longer be exercisable.
6.04.Delivery of Stock.
As promptly as practicable after an Exercise Date, the Company will deliver to each Participant, as appropriate, the Common Stock purchased upon exercise of the option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
Article VII-STOCK
7.01.Maximum Shares.
The maximum number of shares of Common Stock which may be issued under the Plan for all Offerings, subject to adjustment upon changes in capitalization of the Company as provided in Section 9.02, shall not exceed 2,500,000. If the total number of shares of Common Stock for which options are exercised on any Exercise Date in accordance with Article VI exceeds the number of shares of Common Stock available for issuance under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall be determined by the Committee to be equitable. Shares of Common Stock issued under the Plan may be authorized but unissued or reacquired Common Stock, including shares repurchased by us on the open market and treasury shares.
7.02.Participant's Interest in Option Stock.
A Participant will have no interest in Common Stock covered by an option until such option has been exercised and shares of Common Stock have been issued to the Participant.
7.03.Registration of Common Stock
Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Company prior to the Exercise Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.
7.04.Restrictions on Exercise.
The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a national stock exchange, and that either:

(a)a Registration Statement under the Securities Act of 1933, with respect to such Common Stock shall be effective; or
(b)the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that such Participant intends to purchase the Common Stock for investment and not for resale or distribution.
Article VIII-ADMINISTRATION
8.01.Appointment of Committee.
The Board of Directors shall appoint the Committee to administer the Plan. The initial Committee shall be the Compensation Committee of the Board of Directors.
8.02.Authority of Committee.
Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan), and to make all other determinations deemed necessary or advisable for administering the Plan. Any power of the Committee may also be exercised by the Board of Directors. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee's determination on the foregoing matters shall be conclusive.
Article IX-MISCELLANEOUS
9.01.Transferability.
No rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a Participant.
9.02.Adjustment Upon Changes in Capitalization.
(a)If, while any options are outstanding, the outstanding shares of Common Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through stock split, reverse stock split, stock dividend or similar transaction, appropriate and proportionate adjustments may be (but are not required to be) made by the Committee in the number or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options consistent with the requirements of Section 423 of the Code. In addition, in any such event, the number or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted.
(b)Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, all outstanding options will terminate and the Participant’s payroll deductions accumulated in his or her Account prior to such termination, if any, shall be refunded to him or her, without interest, in a cash payment.
9.03.Amendment and Termination.
The Board of Directors shall have complete power and authority to suspend, terminate or amend the Plan at any time; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company (i) increase the maximum number of shares of Common Stock which may be issued under any Offering (except pursuant to Section 9.02); or (ii) change the group of Employees eligible to participate in the Plan. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offerings either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms.
9.04.Effective Date.
The Plan shall be effective as of October 31, 2022, subject to the approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders (or by any other method of approval adequate under Delaware state law). If such shareholder approval is not obtained within 12 months of the date the Plan is adopted by the Board of Directors, the Plan shall be deemed to have not become effective and all options previously issued shall terminate.
9.05.No Employment Rights.
The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Common Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.
9.06.Effect of Plan.
The provisions of the Plan shall, in accordance with its terms, be binding upon all successors of each Participant and any receiver, trustee in bankruptcy or representative of creditors of such Participant.
9.07.Notices.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, the Company's Human Resources Department.
9.08.Governing Law.
The law of the State of Delaware will govern all matters relating to this Plan, without regard to conflicts of laws principles thereof, except to the extent it is superseded by the laws of the United States.
9.09.Interpretation
Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to "dollars" or "$" in the Plan refer to United States dollars. The word "or" is not exclusive. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. All references to "including" shall be construed as meaning "including without limitation."

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92792-P81617

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORESTAR GROUP INC.

The Board of Directors recommends a vote FOR the following director nominees.

1. Proposal One: Election of Directors.

Nominees:	For	Against	Abstain
1a. Samuel R. Fuller	☐	☐	☐
1b. Lisa H. Jamieson	☐	☐	☐
1c. G.F. (Rick) Ringler, III	☐	☐	☐
1d. Donald C. Spitzer	☐	☐	☐
1e. Donald J. Tomnitz	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals Two, Three and Four.	For	Against	Abstain
2. Proposal Two: Approval of the advisory resolution on Forestar's executive compensation.	☐	☐	☐
3. Proposal Three: Ratification of the Audit Committee's appointment of Ernst & Young LLP as Forestar's independent registered public accounting firm for the fiscal year 2023.	☐	☐	☐
4. Proposal Four: Approval of the 2022 Employee Stock Purchase Plan.	☐	☐	☐

The Board of Directors recommends a vote of <u>ONE YEAR</u> for Proposal Five.	1 Year	2 Years	3 Years	Abstain
5. Proposal Five: Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D92793-P81617

FORESTAR GROUP INC.
2023 ANNUAL MEETING OF STOCKHOLDERS

January 17, 2023 9:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholders(s) hereby appoint(s) Donald J. Tomnitz and Daniel C. Bartok, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of Forestar Group Inc. (*the* "*Company*") held of record by the stockholder at the close of business on November 21, 2022 at the 2023 Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on January 17, 2023, at 2221 E. Lamar Blvd., Arlington, Texas 76006, and any adjournment or postponement thereof.

The Board of Directors recommends a vote **FOR** for proposals One, Two, Three and Four, and a vote of **ONE YEAR** on proposal Five. The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.